Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Trovagene, Inc.
San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-224808 and 333-221115), Form S-3 (Nos. 333-211705 and 333-208010) and Form S-8 (Nos. 333-226172, 333-220060, 333-211846, 333-205424 and 333-190415) of Trovagene, Inc. (the “Company”) of our report dated March 6, 2019, relating to the consolidated financial statements, which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

San Diego, California
March 6, 2019